Exhibit 10.9

STOCK PURCHASE AGREEMENT BY AND AMONG TRIPLE-S MANAGEMENT CORPORATION AND GREAT AMERICAN FINANCIAL RESOURCES, INC. DATED AS OF DECEMBER 15, 2005

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
ARTICLE II PURCHASE AND SALE OF THE ACQUIRED SHARES		5
2.1	Purchase and Sale of the Acquired Shares	5
2.2	Conveyance	5
2.3	Consideration	5
ARTICLE III THE CLOSING		5
3.1	Closing	5
3.2	Deliveries by Purchaser	5
3.3	Deliveries by the Seller	6
3.4	Deliveries by the Company	6
3.5	Consideration	6
ARTICLE IV RELATED TRANSACTIONS		7
4.1	Employment Agreements	7
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		7
5.1	Authority; Binding Effect	7
5.2	Title to Company Shares	7
5.3	Consents and Approvals; No Violation	8
5.4	Absence of Litigation	8
5.5	Broker	8
ARTICLE VI REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY		8
6.1	Organization and Qualification	8
6.2	Certificates of Incorporation and By-Laws; Corporate Records	9
6.3	Capitalization	9
6.4	No Conflict; Required Filings and Consents	9
6.5	Financial Statements; Undisclosed Liabilities	10
6.6	Absence of Certain Changes or Events	11
6.7	Absence of Litigation	11
6.8	Compliance with Applicable Law	11
6.9	Labor Related Matters	12
6.10	Disclosure	13
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER		13
7.1	Organization	14
7.2	Authority; Enforceability	14
7.3	No Conflict; Required Filings and Consents	14
7.4	Brokers	15
7.5	Litigation	15
7.6	Financing	15
7.7	Inspection and Due Diligence; No Other Representations	15
7.8	Disclosure Schedule/Letter	16
ARTICLE VIII COVENANTS		16
8.1	Affirmative Covenants of the Company	16
8.2	Negative Covenants of the Company	17
8.3	Access and Information	19

i

8.4	Confidentiality	19
8.5	Exclusivity	21
8.6	Non Solicitation	21
8.7	Further Assurances; Supplements to Schedules	21
8.8	Maintenance of Records	22
8.9	Capital	22
ARTICLE IX ADDITIONAL AGREEMENTS		22
9.1	Appropriate Action; Consents; Filings	22
9.2	Public Announcements	23
9.3	Termination of Existing Agreement between Seller and the Company	23
9.4	Savings Plan	23
ARTICLE X CLOSING CONDITIONS		23
10.1	Conditions to Obligations of Each Party Under This Agreement	23
10.2	Additional Conditions to Obligations of Purchaser	24
10.3	Additional Conditions to Obligations of the Seller	25
10.4	Mutual Conditions	25
ARTICLE XI TERMINATION		26
11.1	Termination	26
11.2	Effect of Termination	27
11.3	Fees, Expenses and Other Payments	27
ARTICLE XII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		27
12.1	Survival of Representations	27
12.2	Seller Agreement to Indemnify	27
12.3	Seller Limitation of Liability	27
12.4	Purchaser’s Agreement to Indemnify	28
12.5	Purchaser’s Limitation of Liability	28
12.6	Conditions of Indemnification	29
12.7	Insurance	30
12.8	Remedies Exclusive	30
12.9	Disclaimer of Other Representations and Warranties	30
ARTICLE XIII GENERAL PROVISIONS		31
13.1	Notices	31
13.2	Amendment	32
13.3	Waiver	32
13.4	Headings	32
13.5	Informal Resolution of Disputes	32
13.6	Arbitration	33
13.7	Severability	33
13.8	Entire Agreement	33
13.9	Assignment	33
13.10	Parties in Interest	33
13.11	Failure or Delay Not Waiver; Remedies Cumulative	34
13.12	Specific Performance	34
13.13	Governing Law	34
13.14	Counterparts	34
13.15	Interpretation	34

SCHEDULES
SCHEDULE I                          Directors’ Shares

EXHIBITS

EXHIBIT A                                  Assignment Agreement (Directors’ Shares)

DEFINED TERMS

2004 Balance Sheet	29
Affiliate	1
Agreement	2
Ancillary Agreements	2
Applicable Law	2
Base Balance Sheet	10
Balance Sheets	10
Business	2
Business Day	2
Claim	2
Closing	5
Closing Date	5
Code	2
Commissioner	2
Company	2
Consent	10
Damages	2
Disclosure Letter	17
Disclosure Schedule	17
Employment Agreements	7
ERISA	3
ERISA Affiliate	3
Expenses	3
Financial Statements	10
GAAP	3
Governmental Entity	3
HSR Act	10
Laws	3
Liens	3
Litigation	12
Material Adverse Effect	3
OCIPR	4
Person	4
Permits	12
PRIRC	4
P.R. Plan	24
Purchase Price	7
Purchaser	1
Purchaser Claims	29
Purchaser Group	28
Purchaser Representatives	20
Seller	1
Seller Claims	30
Shares	1
Stock Purchase	4
To the Knowledge of Seller	4
Threshold Indemnification Amount	29
Transactions	5
U.S. Plan	24
Unaudited Interim Financial Statements	10

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 15, 2005 (this “Agreement”), and entered into at Washington, D.C. by and among GREAT AMERICAN FINANCIAL RESOURCES, INC., a corporation organized under the laws of Delaware (“Seller”), and TRIPLE-S MANAGEMENT CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of 2,499,960 of the issued and outstanding shares of common stock, par value one dollar ($1.00) per share (the “Shares”) of Great American Life Assurance Company of Puerto Rico (“Company”) and an additional 40 shares of common stock are owned by the directors of the Company in accordance with the provisions of the Insurance Code of the Commonwealth of Puerto Rico;

WHEREAS, the directors of the Company are the record owners of the number of shares set forth opposite their name on Schedule I attached hereto (collectively the “Directors’ Shares”);

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, 100% of the Shares, upon the terms and subject to the conditions contained herein;

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, Seller’s interest in the Directors’ Shares, upon the terms and subject to the conditions contained herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1                                 Certain Definitions

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control”, for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Assignment Agreement of the Directors’ Shares.

“Applicable Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, permit, regulatory agreement with a Governmental Entity, order, writ, injunction, judgment or decree applicable to a Person or any such Person’s subsidiaries, properties, assets, officers, directors, employees or agents.

“Base Balance Sheet” has the meaning set forth in Section 6.5(a).

“Balance Sheets” has the meaning set forth in Section 6.5(a).

“Business” shall mean the business of providing life and accidental death insurance, and services related to any of the foregoing, to the public or private sectors of the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Claim” means any suit, arbitration, opposition, interference, cancellation or other adversarial proceeding.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of the OCIPR.

“Company” has the meaning set forth in the First Whereas.

“Consent” has the meaning set forth in Section 6.4(b).

“Damages” means any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney’s, accountant’s, consultant’s and expert’s fees and expenses) that are imposed upon or otherwise incurred or suffered by the relevant party.

“Disclosure Letter” has the meaning set forth in Section 7.8.

“Disclosure Schedule” has the meaning set forth in Section 7.8.

“Employment Agreements” has the meaning set forth in Section 4.1.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean as defined in §407 (d) (7) of ERISA.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, delivery and performance of this Agreement, and all other matters related to the consummation of the Transactions contemplated hereby.

“Financial Statements” has the meaning set forth in Section 6.5(a).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or any state of the United States or any political subdivision or territory thereof, the Commonwealth of Puerto Rico, or any nation; or any court, or legally constituted tribunal or arbitrator.

“HSR Act” has the meaning set forth in Section 6.4(b).

“Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, orders, judgments and decrees (including Laws of the Commonwealth of Puerto Rico).

“Liens” means any and all liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind whatsoever.

“Litigation” has the meaning set forth in Section 6.7.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect: (i) general conditions applicable to the economy of Puerto Rico or the United States, including changes in interest rates and changes in the stock or other financial markets; (ii) conditions generally affecting the life insurance, life reinsurance or securities industries, including, but not limited to changes in Applicable Laws; or (iii) conditions or effects resulting from or relating to the announcement or the existence or terms of this Agreement or the consummation of the transactions contemplated hereby.

“OCIPR” means the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Permits” has the meaning set forth in Section 6.8.

“PRIRC” means the Puerto Rico Internal Revenue Code of 1994, as amended.

“P.R. Plan” has the meaning set forth in Section 9.4.

“Purchase Price” has the meaning set forth in Section 3.5(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Claims” has the meaning set forth in Section 12.3(b).

“Purchaser Group” has the meaning set forth in Section 12.2.

“Purchaser Representatives” has the meaning set forth in Section 8.3.

“Seller” has the meaning set forth in Preamble.

“Seller Claims” has the meaning set forth in Section 12.4.

“Shares” has the meaning set forth in the Recitals.

“Stock Purchase” has the meaning set forth in the Recitals.

“To the Knowledge of Seller” means the actual knowledge of Arturo Carrión, Billy B. Hill or Mark F. Muething.

“Threshold Indemnification Amount” has the meaning set forth in Section 12.3(b).

“Transactions” means the transactions contemplated by this Agreement, including, without limitation, the Stock Purchase and the execution and delivery of the Ancillary Agreements.

“U.S. Plan” has the meaning set forth in Section 9.4.

“Unaudited Interim Financial Statements” has the meaning set forth in Section 6.5(a).

ARTICLE II

PURCHASE AND SALE OF THE ACQUIRED SHARES

2.1                                 Purchase and Sale of the Acquired Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares and Seller’s interest in the Directors’ Shares listed opposite Directors name on Schedule I attached hereto as held by Seller, free and clear of any and all Liens.

2.2                                 Conveyance. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by Seller to Purchaser of stock certificates representing the Shares as held by Seller, duly endorsed or accompanied by stock powers duly executed in blank.

2.3                                 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by Seller, Purchaser shall pay or cause to be paid to Seller the Purchase Price (as hereinafter defined).

ARTICLE III

THE CLOSING

3.1                                 Closing. The Closing of the transaction contemplated in this Agreement (the “Closing”) shall take place at such place outside of Puerto Rico as the parties may agree, on a date and time to be specified by the parties (the “Closing Date), which (subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article X hereof) shall be no later than the second Business Day following satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article X hereof or at such other place, date and time as shall be agreed upon in writing by Purchaser and Seller but not later than March 31, 2006.

3.2                                 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered the following:

(a)                                  Purchaser shall deliver to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller prior to the Closing Date, cash in an amount equal to Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00);

(b)                                 All other documents, certificates, instruments and writings required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

3.3                                 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered the following:

(a)                                  the certificate or certificates representing the Shares held by Seller, duly endorsed in blank or accompanied by stock powers executed in blank and sufficient to vest title thereto fully in Purchaser;

(b)                                 the Assignment Agreement pursuant to which Seller assigns all its rights in the Directors’ Shares to Purchaser, substantially in the form of Exhibit A attached hereto;

(c)                                  a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the Commonwealth of Puerto Rico;

(d)                                 resolutions of the Board of Directors of Seller or a committee thereof, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(e)                                  a certificate of the an officer of Seller as to the incumbency of the officers executing this Agreement and the genuineness of their signatures;

(f)                                    the minute books, stock ledgers, corporate seal and all other corporate books and records of the Company;

(g)                                 resignation letters of Directors of the Company and their respective certificate of shares representing the Directors’ Shares held by each director duly endorsed for transfer to the Company or to the new Directors of the Company.

(h)                                 any other documents, certificates, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

3.4                                 Deliveries by the Company. At Closing, the Company shall deliver or cause to be delivered the following:

(a)                                  The Company shall execute and deliver to Mr. Arturo Carrión and Mr. Edgardo Díaz the Employment Agreement (Consulting Agreements).

3.5                                 Consideration

(a)                                  Purchase Price. The purchase price to be paid by Purchaser for the Shares and Seller’s interest in the Director’s Shares shall be cash in an amount equal to $37,500,000 (the “Purchase Price”).

ARTICLE IV

RELATED TRANSACTIONS

4.1                                 Employment Agreements. At the Closing, the Company shall enter into employment agreements and consulting agreements (the “Employment Agreements”) with each of Mr. Arturo Carrión and Mr. Edgardo Díaz.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

5.1                                 Authority; Binding Effect. Seller has all requisite power, capacity and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, the performance of this Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Seller, and no other corporate or other action on the part of Seller or its stockholders is required to authorize the execution, delivery and performance hereof or thereof, and the consummation of the Transactions contemplated hereby or thereby. This Agreement has been, and each of the Ancillary Agreements will be when executed, duly executed and delivered by Seller and constitutes, or will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

5.2                                 Title to Company Shares. Seller owns beneficially and of record all of the Shares and beneficially the Directors’ Shares, flee and clear of all Liens. Upon consummation of the transactions contemplated hereby, Purchaser will own the Shares free and clear of all Liens. Upon approval of the Commissioner, Seller shall have the full and unrestricted power to sell, assign, transfer and deliver the Shares to Purchaser upon the terms and subject to the conditions of this Agreement free and clear of Liens other than Liens created by or through the Purchaser. There are no shares of capital stock of the Company issued or outstanding other than the Shares and the Directors’ Shares. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Other than this Agreement, there is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right, convertible or exchangeable security, or other agreement or right of any kind to purchase or otherwise acquire any capital stock of the Company.

5.3                                 Consents and Approvals; No Violation. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the Transactions contemplated hereby and thereby will not, except as set forth in Section 1.3 of the Disclosure Schedule attached hereto and made a part hereof, (i) conflict with or violate its certificate of incorporation or by-laws or similar organizational documents in each case, as currently in effect, (ii) conflict with or violate any Laws applicable to Seller or by which its properties or assets are bound or are subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payments under, or result in the creation of a Lien on any of the properties or assets of Seller under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which its properties or assets are bound or subject except, in each case, as would not have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

5.4                                 Absence of Litigation. Except as set forth in Section 5.4 of the Disclosure Schedule, no Litigation pending or, to the Knowledge of Seller, threatened against Seller, if adversely determined, nor any judgment, order or decree of any Governmental Entity to which Seller is a party or subject to, (i) has had or could reasonably be expected to have a material adverse effect on the transaction contemplated in this Agreement, or (ii) could impair, in any material respect, Seller’s ability to perform its obligations hereunder or under any Ancillary Agreement to which Seller is a party or to consummate the Transactions contemplated hereby or thereby.

5.5                                 Broker. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of the Seller, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

The Seller hereby represents and warrants to Purchaser that:

6.1                                 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth on Section 6.1 of the

Disclosure Schedule, the Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, lease or operation of its properties makes such qualification necessary, other than where the failure to be so duly licensed or qualified has not had, and would not reasonably be expected to have, a material adverse effect.

6.2                                 Certificates of Incorporation and By-Laws; Corporate Records. The Company has furnished or made available to Purchaser a true, correct and complete copy of the articles of incorporation and the by-laws, in each case as amended or restated to date, of the Company. The Company is not in violation of any provision of its or articles of incorporation or in material violation of any provisions of its by-laws. The Company has made available to Purchaser for inspection the true, correct and complete minute books, stock record book and stock ledger of the Company.

6.3                                 Capitalization.

(a)                                  The authorized capital stock of the Company consists of 3,000,000 shares of common voting stock with a par value of $1.00 per share and 60,000 shares of preferred stock with a par value of $100.00 and a 6% interest with preference upon liquidation, of which 2,500,000 of common stock are issued and outstanding. Each of the issued and outstanding shares of capital stock of the Company has been duly authorized and validly issued, and are fully paid and non-assessable, and, except as set forth in Section 6.3(a) of the Disclosure Schedule, free of preemptive rights. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company. There are no contracts or agreements relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of applicable securities laws.

6.4                                 No Conflict; Required Filings and Consents.

(a)                                  Except as set forth in Section 6.4(a) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement does not, and the performance by Seller any of this Agreement and the consummation of the Transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or by-laws or in each case as amended or restated, of the Company, (ii) conflict with or violate any Laws applicable to the Company or by or to which any of their respective properties or assets is bound or subject or (iii) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would constitute a material default) under, or give to others any material rights of termination, amendment, acceleration, purchase, sale or cancellation of, or require payment under, or result in the creation of a material Lien on any of the assets or properties of the Company under any material contract.

(b)                                 The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the consummation of the Transactions contemplated hereby and thereby will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to (“Consent”) , any Governmental Entity, or any third party, except for (i) applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) applicable requirements of the OCIPR; (iii) as may be necessary as a result of any fact or circumstance relating solely to Purchaser (including, without limitation, its sources of financing); (iv) Consent required from third parties under contracts to which the Company is a party; and (v) the Consents listed in Section 6.4(b) of the Disclosure Schedule.

6.5                                 Financial Statements; Undisclosed Liabilities.

(a)                                  The Company, on behalf of Seller, has previously delivered or made available to Purchaser (i) the audited consolidated balance sheets of the Company for the period ended December 31, 2004 and 2003 (the “Balance Sheets”) and the audited income statements and audited statements of cash flows of the Company for each such year (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the Company as of September 30, 2005 (the “Base Balance Sheet”) and the unaudited interim income and cash flow statements of the Company for the period ended September 30, 2005 (collectively, the “Unaudited Interim Financial Statements”). Except as set forth in Section 6.6(a) of the Disclosure Schedule, each of the Financial Statements and the Unaudited Interim Financial Statements (including any related notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of Unaudited Interim Financial Statements, to normal and recurring adjustments that were not or are not expected to be in a material amount and for the lack of footnote disclosure) and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates and for the periods indicated therein.

(b)                                 The Company, on behalf of Seller, has previously delivered or made available to Purchaser (i) the audited statutory financial statements of the Company as of and for the years ended December 31, 2004 and 2003, and the audited statutory income statements and audited statutory statements of cash flows of the Company for each such year (collectively, the “Statutory Financial Statements”) and (ii) the unaudited statutory balance sheet of the Company as of September 30, 2005 and the unaudited statutory interim income and cash flow statements of the Company for the period ended September 30, 2005 (collectively, the “Unaudited Interim SAP Financial Statements”) prepared in conformity with accounting practices prescribed or permitted in the Commonwealth of Puerto Rico. Each of the balance sheets included in the Statutory Financial Statements and the Unaudited SAP Financial Statements fairly present in all material respects the financial position of the

Company as of its date and each of the statements of operations and cash flows included in the Statutory Financial Statements and the Unaudited SAP Financial Statements fairly present in all material respects the results of operations and cash flows of the Company for the period therein set forth, in accordance with statutory accounting practices prescribed or permitted in the Commonwealth of Puerto Rico on a consistent basis to the Knowledge of Seller. No material deficiencies have been asserted by the Commissioner with respect to the Statutory Financial Statements and the Unaudited Interim SAP Financial Statements, and the Statutory Financial Statements and the Unaudited Interim SAP Financial Statements comply in all material respects with all Applicable Law.

6.6                                 Absence of Certain Changes or Events. Except as set forth in Section 6.6 of the Disclosure Schedule, since September 30, 2005 (a) the Company has conducted its business only in the ordinary course consistent with past practice, (b) the Company has not engaged in or taken any action which would be prohibited by Section 8.2 if taken after the date hereof, and (c) there has not occurred, nor has there been any change or event which has had, or would reasonably be expected to have, a Material Adverse Effect.

6.7                                 Absence of Litigation. Except as set forth in Section 6.7 of the Disclosure Schedule, (a) there is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity or by or on behalf of any third party (“Litigation”) pending or to the knowledge of Seller, threatened in writing against the Company or affecting its business, assets or rights, and (b) the Company is not a party or subject to or in default under any judgment, order or decree of any Governmental Entity. There is no judgment, order, decree or other agreement in effect which would limit the ability of the Company to conduct its business in substantially the same manner as it is presently conducted.

6.8                                 Compliance with Applicable Law.

(a)                                  The Company holds in full force and effect all licenses, franchises, permits and authorizations, (“Permits”), necessary for the lawful ownership and use of their respective properties and assets and the conduct of its business and pursuant to Applicable Laws relating to the Company, and there has been no violation of any Permit nor has the Seller or the Company received written notice asserting any such violation, except for such failures to be in full force and effect and for such violations, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 The Company is in compliance with each Applicable Law relating to it or any of its assets, properties or operations, except where noncompliance with any such Applicable Law would not, individually or in the aggregate, have a Material Adverse Effect.

6.9                                 Labor Related Matters.

(a)                                  No employee, supervisor, director or officer of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, supervisor, director or officer, and any other person that in any way adversely affects or will affect (i) the performance of his duties as an employee, supervisor, director or officer of the Company, or (ii) the ability of the Company to conduct its business. To the Knowledge of Seller, no officer, director, or supervisor of the Company intends to terminate his employment with the Company.

(b)                                 The Company does not have, is not a party to nor is it bound by: (i) any collective bargaining agreements; and (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(c)                                  No employee benefit plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any employee upon his or her retirement or termination of employment for any reason and to the Knowledge of Seller, the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee (either individually or as a group) that such employee(s) or former employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

(d)                                 Except as set forth in Section 6.9(d) of the Disclosure Schedule, the Company is in compliance with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the employees and former employees; have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to the employees and former employees; are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and are not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment, short term disability, social security for chauffeurs, workers compensation, social security or other benefits or obligations for the employees or former employees.

(e)                                  No work stoppage or labor strike against the Company is pending or to the Knowledge of Seller, threatened. Except as set forth in Section 6.9(e) of the Disclosure Schedule, the Company is not involved in or to the Knowledge of Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee or former employee, including, without limitation, charges or complaints of unfair labor practices, wrongful discharge, discrimination, retaliation, harassment, wage and hour, or under any employee benefit plans.

(f)                                    The Company has complied with all and any notices to any, Governmental Entity and labor organizations representing any of the Company’s employees, required by law and/or by any collective bargaining agreement in effect and/or by any of the Company’s policies and/or practices.

(g)                                 Except as set forth in Section 6.9(g) of the Disclosure Schedule, there are no material controversies pending or to the Knowledge of Seller, threatened before any court or Governmental Entity, between the Company and any of its employees or former employees.

(h)                                 Except as set forth in Section 6.9(h) of the Disclosure Schedule, the Company has not been notified by any Governmental Entity of any labor or employee-related investigation involving the Company, nor do any condition exist, which would constitute a violation of any applicable, material foreign, federal, state, or local, law or regulation.

(i)                                     Except as set forth in Section 6.9(i) of the Disclosure Schedule, the Company is not a party to any employment contract or arrangement with respect to any of their employees or former employees (including, without limitation, the so-called “golden parachute” or severance agreements), nor have the Company in any other manner limited its right to terminate the employment relationship with its employees or former employees, except as provided in Puerto Rico Act No. 80 of May 30, l976.

(j)                                     The Company maintains in full force and effect an insurance with the Corporation of the State Insurance Fund; and the Company has paid all premiums on said policy and has no outstanding debts with respect thereto. To the Knowledge of Seller, no work-related accident occurred for which the Company is or may be classified as an uninsured employer.

(k)                                  To the Knowledge of Seller, the Company is in compliance with the employment provisions of the Immigration Reform Act (IRCA).

6.10                           Disclosure. To the Knowledge of Seller, no representation or warranty of related to the Company contained in this Agreement contains or will contain any untrue statement of material fact.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and Seller that:

7.1                                 Organization. Purchaser is a duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2                                 Authority; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser is a party and the performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by Purchaser and no other proceeding on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser is a party or to consummate the Transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and each of the Ancillary Agreements to which Purchaser is a party will be duly executed and delivered by Purchaser. This Agreement constitutes, and each of the Ancillary Agreements to which Purchaser is a party, when duly executed and delivered by Purchaser, will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

7.3                                 No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of any of the Ancillary Agreements to which Purchaser is a party will not, and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, and the consummation of the Transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate of incorporation, by-laws or similar organizational document in each case, (ii) conflict with or violate any Laws applicable to Purchaser or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or require payment under, or result in the creation of a Lien on any of the properties or assets of Purchaser, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or subject.

(b)                                 The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of any of the Ancillary Agreements to which Purchaser is a party will not, and the performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not, require Purchaser to obtain any Consent of any Governmental Entity or third party except for applicable requirements under the Insurance Code of the Commonwealth of Puerto Rico and of the HSR Act, if any, and under any applicable foreign laws regulating competition.

7.4                                 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its affiliates.

7.5                                 Litigation. As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Purchaser’s knowledge, threatened against Purchaser, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would prevent or materially delay the consummation by Purchaser of the Transactions contemplated by this Agreement or (b) would have, in the aggregate, a Material Adverse Effect on the ability of Purchaser to perform its obligations under this Agreement.

7.6                                 Financing. Purchaser has sufficient funds to purchase the Shares and to pay the Purchase Price in consideration therefor all upon the terms and subject to the conditions set forth in this Agreement.

7.7                                 Inspection and Due Diligence; No Other Representations. Purchaser is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary and as more fully set forth in Section 7.7 of the Disclosure Schedules to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions contemplated hereby. Purchaser has received all materials from the Seller and the Company relating to the Shares, the Company and the business of the Company, which it has requested and has been afforded the opportunity to obtain any additional information necessary to evaluate the merits of the Transactions contemplated hereby, Purchaser acknowledges that the Company has given Purchaser complete and open access to the key employees, documents and facilities of the Company. The Company, the Seller and their representatives have answered to Purchaser’s all inquiries that Purchaser or its representatives have made concerning the Shares, the Company and the business of the Company or otherwise relating to the Transactions contemplated hereby. Purchaser agrees to accept the Shares and the Directors’ Shares without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company or Seller, except as expressly set forth in this Agreement or as disclosed in the Disclosure Schedules. Without limiting the generality of the foregoing, Purchaser acknowledges that neither the Company nor Seller makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company.

7.8           Disclosure Schedule/Letter.

Purchaser acknowledges and agrees that:

(a)           Seller or the Company shall be entitled to make all such disclosures up to the Closing Date as they may understand appropriate in this Agreement or in a disclosure schedule attached to this Agreement (“Disclosure Schedule”) or in a separate document (“Disclosure Letter”) , with respect to the representations and warranties of Seller or the Company or to events related to the business of the Company that occurred prior to the Closing Date and that Purchaser shall accept such disclosure and that in no circumstances shall Purchaser or any person deriving title from Purchaser be entitled to claim Damages or indemnity under Section 12.2 hereof with respect to any fact, matter, circumstances or documents so disclosed by Seller or the Company to Purchaser and Purchaser waives any such rights which but for the preceding provisions of this section it may have under Section 12.2 hereof.

(b)           Under no circumstances shall Purchaser be entitled after the Closing Date to claim Damages or indemnity for breach of representations and warranties or for events related to the business of the Company that occurred prior to the Closing Date, with respect to any fact or circumstances known to the Purchaser prior to the Closing Date and Purchaser waiver any indemnity rights it may have under the indemnity provision of Section 12.2. Purchaser acknowledges that at the time of entering this Agreement it is not aware of any matter, events or circumstances other than those in the Disclosure Schedules which is inconsistent with the representations and warranties of Seller or constitute a breach of said representations and warranties.

ARTICLE VIII

COVENANTS

8.1                                 Affirmative Covenants of the Company. Seller hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, Seller shall cause the Company to (i) operate its business only in the usual and ordinary course consistent with past practice and preserve intact its business organizations; (ii) maintain its material licenses, rights and franchises; (iii) shall use commercially reasonable efforts to retain the services of its respective officers and key employees; (iv) maintain its material relationships and goodwill with its respective customers and suppliers and others with which it has business relationships; (v) continue its advertising and promotional activities, pricing and purchasing policies, operations and business plan implementation consistent with past practice; (vi) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of its assets, properties, business, operations, employees, officers or directors except as required by Applicable Law; (vii) manage and administer all pending and threatened litigation matters in a manner consistent with commercially reasonable business practice, giving due regard to recommendations of legal counsel; and (viii) cooperate with Purchaser to present the change of ownership contemplated by this Agreement in a positive manner to its contacts, including without limitation furnishing such introductions and facilitating such continuing access to such contacts as Purchaser may reasonably request. The Company shall not undertake any material new business initiative.

8.2                                 Negative Covenants of the Company. Except as set forth in Section 8.2 of the Disclosure Schedule, Seller hereby covenants that, except as expressly contemplated by this Agreement or consented to in writing by Purchaser, from the date of this Agreement until the Closing, Seller shall cause the Company not to do any of the following:

(a)                                  (i) distribute any dividend in an amount in excess of $100 million during the year 2005 and up to the Closing Date; (ii) increase the compensation payable to or to become payable to any of its directors, officers or employees (other than pursuant to employment agreements in effect on the date of this Agreement or in the ordinary course of business consistent with past practice); (iii) grant any severance or termination pay to (other than pursuant to its normal severance policy as in effect on the date of this Agreement), or enter into any employment or severance agreement with, any director, officer or employee; (iv) establish, adopt, enter into or amend any Plan, except as may be required by Applicable Law; (v) lend, pay or contribute any funds to any of its directors, officers, employees, affiliates or associates (other than compensation payable in the ordinary course of business consistent with past practice); or (vi) take or omit to take any action that would be reasonably likely to cause any of the representations and warranties made by Seller in this Agreement to become untrue

(b)                                 (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c)                                  issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;

(d)                                 propose or adopt any amendments to its articles of incorporation or as to its by-laws;

(e)                                  sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets (other than in the ordinary course of business consistent with past practice);

(f)                                    except as required by applicable law or accounting procedures, change of its methods of accounting in effect at December 31, 2004 and September 30, 2005;

(g)                                 incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture, guarantee or similar instrument (other than in the ordinary course of business) or enter into any swap or other off-balance sheet transaction for its own account, or enter into any economic arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

(h)                                 cancel, forgive, settle or compromise any indebtedness or Litigation, except in the ordinary course of business;

(i)                                     acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any corporation, partnership, joint venture or other entity;

(j)                                     permit the Company or to dissolve, wind-up or liquidate;

(k)                                  enter into any contract, agreement, arrangement or understanding outside the ordinary course of business;

(l)                                     take any action that would prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement, including without limitation actions that would be reasonably likely to prevent or materially impair the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.3                                 Access and Information. (a) Between the date of this Agreement and the Closing Date and subject to Section 8.4, the Seller shall, afford to Purchaser and its members, employees, accountants, actuaries, consultants, legal counsel, agents and other representatives (collectively, the “Purchaser Representatives”) access at reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and furnish promptly to Purchaser and the Purchaser Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including financial, marketing, operating and other data and information) as may be requested, from time to time, by Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser (i) shall provide Seller and the Company with reasonable advance notice of any request for access pursuant to this Section 8.3; (ii) shall coordinate with Seller and the Company prior to contacting any customer, supplier or employee of the Company; and (iii) shall avoid any undue disruption to the business operations of the Company.

(b)                                 Seller shall give prompt notice to Purchaser of (i) any material communication received from or given to any Governmental Authority in connection with any of the transactions contemplated hereby, (ii) any notice or other communication from or on behalf of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims or investigations commenced or threatened against Seller, the Company, that, if pending on the date of this Agreement, would have been required to have been disclosed, or relate to the consummation of the transactions contemplated by this Agreement; and

(c)                                  Seller shall, and shall cause any other Person receiving access thereto to, keep strictly confidential any and all non-public information it or they may receive from or concerning Purchaser and its Affiliates, including, without limitation, any information received pursuant to Section 8.7.

(d)                                 Purchaser shall give prompt notice to Seller of (i) any material communication received from or given to any Governmental Authority in connection with any of the transactions contemplated hereby, (ii) any notice or other communication from or on behalf of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims or investigations commenced or threatened against Purchaser, that, if pending on the date of this Agreement, would have been required to have been disclosed, or relate to the consummation of the transactions contemplated by this Agreement.

8.4                                 Confidentiality.

(a)                                  Purchaser will, and will cause the Purchaser Representatives to, treat any agreements, data and information obtained with respect to the Company from any representative, officer, director or employee of the Company or Seller, or from any books or records of the Company in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Seller or the Company or their respective employees, officers, directors, shareholders, outside advisors and representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by applicable law provided the Purchaser immediately give the Company and Seller notice of any request or demand for such confidential information upon receipt of such request and demand along with a copy of any written correspondence, pleading or other communication concerning the request or demand, (iii) information required to be disclosed to obtain any required Consents, or (iv) any information that is disclosed by the Purchaser, on a confidential basis, to any of the Purchaser Representatives in connection with or related to the consummation of the Transactions. Purchaser agrees to be responsible for the breach of any obligation of confidentiality under this Agreement by any of Purchaser Representatives;

(b)                                 In the event that the Closing fails to take place and this Agreement is terminated, Purchaser upon the written request, will, and will cause the Purchaser Representatives to, promptly deliver to Seller any and all documents or other materials furnished by the Company or Seller to the Purchaser in connection with the Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the Company or Seller shall be destroyed by Purchaser or shall be returned to Seller, and Purchaser shall confirm to the Company and Seller in writing that all such materials have been returned or destroyed. No failure or delay by the Company or Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder;

(c)                                  The parties hereto recognize and agree that in the event of a breach by the Purchaser of this Section, money damages would not be an adequate remedy to Seller or the Company, as the case may be, for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Seller or the Company as the case may be, therefrom. Accordingly, if there should be a breach or threatened breach by the Purchaser of the provisions of this section, Seller or the Company, as the case may be, shall be entitled to an injunction restraining the Purchaser (and those acting with or on behalf of the Purchaser) from any breach without showing or proving actual damage sustained by the Company, Seller or its affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Seller or the Company may otherwise have under applicable law. This section shall survive the termination of this Agreement.

8.5                                 Exclusivity. From the date of this Agreement until the earlier of the Closing Date and the date upon which this Agreement is terminated pursuant to Section 11.1 hereof, neither the Company nor Seller shall, initiate, propose, encourage or solicit any inquiries, discussions, negotiations or proposals, or enter into any discussions or negotiations, agreements, understandings or commitments, or furnish any information relating to (i) any acquisition by any Person (other than Purchaser) of (A) any shares of common stock or any capital stock or other equity interests of the Company or (B) a material portion of the assets of the Company, or (ii) any merger, consolidation or other business combination involving the Company, or authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action.

8.6                                 Non Solicitation.

(a)                                  From the date hereof until the Closing Date, neither Purchaser nor any of its affiliates shall, directly or indirectly, without the prior written consent of Seller, hire any officer or other employee of the Company or solicit or direct any other Person to solicit any officer or other employee of the Company; (i) terminate such officer’s or employee’s employment with the Company; or (ii) seek or accept employment or other affiliation with any other Person (other than, in each case, any solicitation directed to the public in general in publications of general distribution).

(b)                                 Up to the first anniversary of the Closing Date, neither Seller nor any of its affiliates shall, directly or indirectly, without the prior written consent of Purchaser, hire any officer or other employee of the Company or solicit or direct any other Person to solicit any officer or other employee of the Company; (i) terminate such officer’s or employee’s employment with the Company; or (ii) seek or accept employment or other affiliation with any other Person (other than, in each case, any solicitation directed to the public in general in publications of general distribution).

8.7                                 Further Assurances; Supplements to Schedules.

(a)                                  Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

(b)                                 On the date which is ten (10) Business Days prior to the anticipated Closing Date, and at the Closing, Seller and/or Company shall furnish Purchaser with a supplement to their schedules, and Purchaser shall furnish Seller with a supplement to the its schedules, in each case to reflect any additional matters, occurrences or other disclosures of which the Seller, the Company or Purchaser, as the case may be, becomes aware during the period commencing on the date of this Agreement and ending immediately prior to the Closing.

8.8                                 Maintenance of Records. Through the Closing Date, the Company shall maintain the records in all material respects in the same manner and with the same care that the records have been maintained prior to the execution of this Agreement. From and after the Closing Date, each of the parties shall permit the other party reasonable access to any applicable records in its possession, and the right to duplicate such records, to the extent that the requesting party has a reasonable business purpose for requesting such access or duplication.

8.9                                 Capital. On the Closing Date, Seller shall have caused the Company to be in compliance with the minimum capital requirement imposed by the Insurance Code of the Commonwealth of Puerto Rico.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1                                 Appropriate Action; Consents; Filings. The Seller and Purchaser shall, use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities or third parties any Consents required to be obtained or made by Purchaser, Seller, or the Company in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required by the Insurance Code of the Commonwealth of Puerto Rico and any other applicable Law; provided, that Seller, the Company and Purchaser shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and furnishing all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions. In furtherance of the foregoing, within ten (10) days of the date hereof, Purchaser shall make all requisite filings with the

OCIPR as may be necessary in order to obtain all consents and approvals of the OCIPR needed to consummate the transactions contemplated hereby.

9.2                                 Public Announcements. Neither the Company, Purchaser nor Seller shall, issue any public report, statement or press release or otherwise make any public statement regarding this Agreement or the Transactions contemplated hereby, from the date hereof through the Closing, without the prior written consent of Seller and Purchaser, unless otherwise required by applicable Law, in which case such party shall advise the other parties hereto and discuss the contents before issuing any such report, statement or press release.

9.3                                 Termination of Existing Agreement between Seller and the Company. Purchaser acknowledges that all existing agreements, contracts and understanding between Seller and the Company and all services provided by Seller to the Company (the “Existing Agreements”) will terminate on the Closing Date and the relationship and services contemplated by the Existing Agreement will no longer be in effect. In addition, all amounts owed by or to be owed by the Company to Seller under the Existing Agreements shall be paid prior to or at the Closing Date. The foregoing termination of the Existing Agreement pursuant to this Section 9.3 shall be of no force or effect unless and until the Closing shall have occurred and such Agreement shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

9.4                                 Savings Plan.

Purchaser acknowledges that (i) until March 30, 2004, with respect to the savings portion of the Great American Financial Resources, Inc. Retirement and Savings Plan (the “U.S. Plan” ) and until December 31, 2003 with respect to the retirement portion of the U.S. Plan, the employees of the Company participated in the U.S. Plan and the amount contributed by the Company and the eligible employees of the Company under the U.S. Plan are still in the employees account under the U.S. Plan; (ii) that the Company is in the process of qualifying the U.S. Plan under the provisions of the PRIRC, and (iii) that upon the issuance of the determination letter by the Puerto Rico Department of Treasury the Company Seller intends to transfer the participant account of the employees of the Company in the U.S. Plan Trust to the Trust of the Great American Life Assurance Company of Puerto Rico Retirement and Savings Plan (the “P.R. Plan”). Purchaser agrees to cause the Plan Administrator after the Closing Date to accept the transfer of said participants’ account.

ARTICLE X

CLOSING CONDITIONS

10.1                           Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the

Transactions, including the Stock Purchase, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law, by the Seller or Purchaser:

(a)                                  No Order. No Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions contemplated hereby illegal or otherwise restrains consummation of the Transactions contemplated hereby.

(b)                                 Insurance Commissioner. Any required notifications to or filings with the Commissioner shall have been made and any required Consent of OCIPR shall have been obtained.

(c)                                  Consents and Approvals; Permits. All material consents or waivers thereof, and permits, required to consummate the Transactions contemplated hereby, as set forth in Section 10.1(c) of the Disclosure Schedule, shall have been obtained from all Governmental Entities and third parties.

10.2                           Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions contemplated hereby, including the Stock Purchase, are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Purchaser:

(a)                                  Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall have been true, correct and complete in all material respects on the date hereof and as of the Closing Date, as though made on and as of the Closing Date. Purchaser shall have received a certificate of a duly authorized officer or other authorized person of Seller to such effect.

(b)                                 Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have received a certificate of a duly authorized officer or other authorized person of Seller to such effect.

(c)                                  Legal Opinion. Purchaser shall have received the opinions of Mark F. Muething, Esq. and O’Neill & Borges, counsels to Seller and the Company, dated the Closing Date, addressed to Purchaser, in form and substance to be mutually agreed upon by the parties.

(d)                                 The Company shall not be subject to a then pending rehabilitation or liquidation proceeding under Section 4001 et seq. of the Puerto Rico Insurance Code.

(e)                                  Execution of Documents. Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party. Each such Ancillary Agreement shall be in full force and effect and a valid and binding obligation of each party thereto.

(f)                                    Reinsurance. Seller shall have reinsured or shall have obtained reinsurance for policy number 20040110339 (Liza Hernández) for risk in excess of $175,000.00 up to $958,500.00. The premium of said policy shall be divided pro rata in accordance with the risk to be assumed by each party.

10.3                           Additional Conditions to Obligations of the Seller. The obligations of Seller to consummate the Transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Seller:

(a)                                  Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall have been true, correct and complete in all material respects on the date hereof and as of the Closing Date, as though made on and as of the Closing Date. The Seller shall have received a certificate of a duly authorized officer or other authorized person of Purchaser to such effect.

(b)                                 Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date. The Seller shall have received a certificate of a duly authorized officer or other authorized person of Purchaser to such effect.

(c)                                  Legal Opinion. Seller shall have received the opinion of Enrique R. Ubarri, Esq. and Fiddler González & Rodríguez, P.S.C., counsel to Purchaser, dated the Closing Date, addressed to Seller, in form and substance mutually agreed upon by the parties.

(d)                                 Execution of Documents. Purchaser shall have executed and delivered to Seller the Ancillary Agreements to which it is a party. Each such Ancillary Agreement shall be in full force and effect and a valid and binding obligation of each party thereto.

10.4                           Mutual Conditions. The obligations of each of Purchaser and Seller to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing, as to itself by either party:

(a)                                  No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b)                                 All approvals of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

ARTICLE XI

TERMINATION

11.1                           Termination. This Agreement may be terminated by giving written notice at any time prior to the Closing as follows:

(a)                                  by mutual consent of Purchaser and Seller;

(b)                                 by either Purchaser or Seller, if there shall be any order which is final and nonappealable preventing the consummation of the Transactions;

(c)                                  by Purchaser or Seller, at any time after March 31, 2006, if the Transactions shall not have been consummated for any reason other than the failure of the party seeking to terminate this Agreement to comply with any covenant or agreement of such party set forth herein;

(d)                                 by Purchaser, if Seller shall have breached or violated in any material respect any of its representations, warranties or covenants set forth in this Agreement, and such breach or violation shall not have been cured within thirty (30) days after written notice thereof has been given by Purchaser to the party alleged to be in breach; or

(e)                                  by Seller, if Purchaser shall have breached or violated in any material respect any of its representations, warranties or covenants set forth in this Agreement, and such breach or violation shall not have been cured within thirty (30) days after notice thereof has been given by Seller to Purchaser;

The right of any party hereto to terminate this Agreement pursuant to this Section 11.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

11.2                           Effect of Termination. Except as provided in Section 11.3 and Section 8.4, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void, there shall be no liability on the part of Purchaser, Seller or the Company or any of their respective partners, officers, directors, subsidiaries, affiliates or associates to any other party and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

11.3                           Fees, Expenses and Other Payments. Except as otherwise provided in this Agreement, each party shall bear its own Expenses in connection with the Transactions contemplated by this Agreement, including costs of their respective attorneys, accountants, investment bankers, brokers and other representatives.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

12.1                           Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Article XII of this Agreement and shall terminate on the first (1st) anniversary of the Closing Date

12.2                           Seller Agreement to Indemnify. Upon the terms and subject to the conditions of this Article XII, Seller shall indemnify, reimburse, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, and their respective successors and assigns (collectively “Purchaser Group”) from and against any Damages incurred by any of them based upon, arising out of or otherwise in respect of (i) any breach of any representation or warranty of Seller; (ii) the nonfulfillment on the part of Seller of any unwaived covenant or agreement set forth in this Agreement; (iii) all liabilities relating to the U.S. Plan; (iv) all liabilities relating to any additional or accelerated compensation, benefits or other rights under the U.S. Plan resulting from the transactions contemplated by this Agreement being considered to constitute a “change in control” or similar triggering event; (v) liabilities or penalties arising out of failure of the P.R. Plan to be qualified under the PRIRC; and (vi) any liability in excess of the $200,000 reserve in the Balance Sheet, allocated for the investigation set forth under Section 6.9(d) of the Disclosure Schedule, which may result from such investigation.

12.3                           Seller Limitation of Liability.

(a)                                  (i) The liability of the Seller to indemnify the Purchaser Group in accordance with Section 12.2 hereof shall be limited to Purchaser Claims as to which the Purchaser has given the Seller written notice thereof on or prior to the first (1st) anniversary of the Closing Date. Notwithstanding the aforementioned, Seller shall indemnify Purchaser Group for Purchaser Claims related to the matter subject to indemnification under Sections  12.2(v) and (vi) as to which the Purchaser has given the Seller written notice thereof on or prior to the fifth (5th) anniversary of the Closing Date.

(b)                                 The provisions for indemnity contained in Sections 12.2 hereof shall be effective only with respect to Purchaser Claims the amount of Damages of which individually are in excess of $10,000 and only to the extent the Damages in excess of $10,000 in the aggregate exceeds $1,000,000 (the “Threshold Indemnification Amount”) and then only to the extent of such excess.

(c)                                  Notwithstanding any other provision of this Agreement, the Seller shall have no indemnification obligation under Section 12.2 of this Agreement with respect to matters disclosed in the Disclosure Schedules and or Disclosure Letter as set forth in Section 7.8, for matters provided for in the 2004 Balance Sheet and the Base Balance Sheet or to matters to which Purchaser or its affiliates had knowledge on or prior to the Closing Date.

(d)                                 In the event that the Seller shall indemnify any member of the Purchaser Group from and against Damages pursuant to Section 12.2 and the Company or any other member of the Purchaser Group shall subsequently recover any amounts from a Governmental Entity in respect of such Damages, then the Company or such other member of the Purchaser Group shall pay the net amount so recovered from such Governmental Entity to the Seller.

12.4                           Purchaser’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article XII, Purchaser agrees to indemnify, defend and hold harmless the Seller at any time after consummation of the Closing, subject to the provisions of Section 12.5, from and against all Damages asserted against, resulting to, imposed upon or incurred by any of Seller, directly or indirectly, by reason of or resulting from (a) a breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach; (b) a breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach (“Seller Claims”); or (c) any fact or circumstances related to the operations of the Company or the Business after the Closing Date.

12.5                           Purchaser’s Limitation of Liability. Except for any liability of Purchaser to indemnify the Seller for a breach of the representations and warranties set forth in Section 7.2 hereof, which shall survive the Closing indefinitely, the liability of Purchaser to indemnify Seller for the breach of any representation or warranty pursuant to Section 12.4 hereof shall be limited to Seller Claims as to which the Seller have given Purchaser written notice thereof on or prior to the first (1st) anniversary of the Closing Date, whether or not any Damages have then actually been sustained.

12.6                           Conditions of Indemnification.

(a)                                  In the event any member of the Purchaser Group or Seller has a reasonable good faith basis for asserting a Claim for Damages, Purchaser shall give prompt written notice Seller or Seller give prompt written notice to Purchaser, as applicable, briefly setting forth the basis of the Claim and the amount thereof (or, if not then determinable, a reasonable good faith estimate of the amount thereof) in reasonable detail.

(b)                                 The obligations and liabilities of Purchaser and Seller with respect to Claims made by third parties shall be subject to the following terms and conditions:

(i)                                     The indemnified party will give the indemnifying party prompt notice of any such Claim as set forth in subsection (a) above, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it;

(ii)                                  If the indemnifying party, within a reasonable time after notice of any such Claim, fails to defend the indemnified party against which such Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof;

(iii)                               If, in the opinion of the indemnified party’s legal counsel, a conflict of interest with respect to any Claim exists between the indemnified party against which a Claim has been asserted and the indemnifying party, then such indemnified party shall have the right to retain its own counsel with respect to such Claim; provided that the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party; and

(iv)                              Anything in this Article XII to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the indemnifying party’s consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Claim, and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Claim.

12.7                           Insurance. Notwithstanding anything to the contrary contained in this Agreement, the amount of Damages for which Seller shall be entitled to receive indemnification from Purchaser with respect to any Seller Claim pursuant to this Article XII and the amount of Damages for which the Purchaser Group shall be entitled to receive indemnification from the Seller with respect to any Purchaser Claim pursuant to this Article XII shall be calculated net of any insurance proceeds after giving effect to any costs of collection relating thereto actually received by Seller or the Purchaser Group, as applicable.

12.8                           Remedies Exclusive. The rights of the parties to indemnification relating to this Agreement and the Transactions contemplated hereby shall be strictly limited to those contained in this Article XII, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by Law, the parties hereby waive all of the rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws, at common Law or otherwise. Except as provided in this Article XII, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or, contained in this Agreement, except to the extent that the same shall have been the result of fraud in the inducement by any party hereto.

12.9                           Disclaimer of Other Representations and Warranties.

(a)                                  NONE OF THE COMPANY, ITS REPRESENTATIVES OR THE SELLER HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement or in the Disclosure Schedule, any information disclosed in one

Section of the Disclosure Schedule shall be deemed to be disclosed with respect to other Sections of the Disclosure Schedule.

(c)                                  From time to time prior to the Closing, Seller shall amend or supplement the Disclosure Schedule with respect to any matter that, if existing or occurring at or prior to the Closing, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article V or Article VI. If the Transactions contemplated hereby are consummated, any matters disclosed pursuant to any such amendment or supplement to the Disclosure Schedule, to the extent such matters arise or relate to facts and circumstances occurring, or of which Seller or the Company becomes aware, after the date hereof and prior to the Closing, shall be considered to have been disclosed to Purchaser for purposes of determining whether a breach of any representation or warranty has occurred which gives rise to indemnification pursuant to Sections 12.2 hereof; provided, however, that no amendment or supplement to the Disclosure Schedule shall affect any of Purchaser’s rights with respect to determining whether the conditions to consummation of the Transactions contemplated hereby set forth in Article X hereof have been satisfied.

ARTICLE XIII

GENERAL PROVISIONS

13.1                           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the third business day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the next business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

(a)                                  If to Purchaser:

Triple-S Management Corporation
P.O. Box 363628
San Juan, Puerto Rico 00936-3628
Facsimile: (787) 749-4191
Attention: Mr. Ramón Ruiz

with a copy to:

Triple-S Management Corporation
P.O. Box 363628

San Juan, Puerto Rico 00936-3628
Facsimile: (787) 749-4191
Attention: Enrique R. Ubarri, Esq.

(b)                                 If to Seller:

Great American Financial Resources, Inc.
250 East Fifth Street
Cincinnati, OH 45202
Facsimile: (513) 357-3397
Attention: Mark F. Muething, Esq.

with a copy to:

O’Neill & Borges
250 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Facsimile: (787) 753-8994
Attention: Rosa Lázaro, Esq.

13.2                           Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing; provided, however, that this Agreement may not be amended except by an instrument signed by Purchaser and Seller.

13.3                           Waiver. At any time prior to the Closing, Purchaser, on the one hand, and Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby.

13.4                           Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.5                           Informal Resolution of Disputes. Any dispute between the parties either with respect to the interpretation of any provision of this Agreement shall be resolved as set forth in this Section 15.5. Upon the written request of either the Purchaser or the Company, Seller and Purchaser will each appoint a designated representative whose task shall be to meet for the purpose of endeavoring to resolve such dispute. The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute. During the course of such negotiations, all reasonable requests made by one party to the other for “non-privileged information” will be honored. The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

13.6                           Arbitration. Any dispute, controversy or claim which relates in any way to this Agreement and which is not resolved by the parties using the process set forth in Section 15.5 shall be determined and settled by arbitration in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any award rendered shall be final and conclusive upon the parties and any judgment thereon may be enforced in any court having jurisdiction over the parties or their assets. The arbitration conducted hereunder shall (i) allow for the parties to request reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days prior to such arbitration, (ii) require the testimony to be transcribed, and (iii) require the award to be accompanied by written findings of fact and a written statement of reasons for the decision.

13.7                           Severability. If any term or other provision of this Agreement, or any portion thereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are consummated to the fullest extent possible.

13.8                           Entire Agreement. This Agreement (together with the Exhibits attached hereto and the Disclosure Schedule) constitutes the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

13.9                           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto.

13.10                     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.11                     Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.12                     Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Purchaser, on the one hand, and Seller, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

13.13                     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico, without reference to the applicable principles of conflicts of law thereof.

13.14                     Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.15                     Interpretation. As used in this Agreement, (x) the term “including” means “including, without limitation” and “including, but not limited to,” and (y) the word “or” is not exclusive, unless the context otherwise requires. All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

TRIPLE-S MANAGEMENT CORPORATION

By:	/s/ Ramón M. Ruiz
	Name:	Ramón Ruiz
	Title:	President and Chief
Executive Officer

GREAT AMERICAN FINANCIAL RESOURCES, INC.

By:	/s/ Mark F. Muething
	Name:	Mark F. Muething
	Title:	Executive Vice President

Schedule I

DIRECTORS’ SHARES

Name of Director	Number of Shares
Great American Financial Resources, Inc.	2,499,960	99.998%
Keith A. Jensen	4.002%
Charles R. Scheper	4
Mark Muething	4
Billy B. Hill, Jr.	4
Hermes Vargas	4
Arturo Carrión	4
Francisco Bruno	4
Fernando Péreaz Colón	4
Manuel Fernández	4
José Gil de La Madrid	4

ASSIGNMENT AGREEMENT
(Directors’ Shares)

This Assignment Agreement (this “Agreement”) is made and entered into as of the          day of                 , 2006 by and between GREAT AMERICAN FINANCIAL RESOURCES, INC., a corporation organized and existing under the laws of Delaware, (“Assignor”) and TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (“Assignee”).

WITNESSETH

WHEREAS, pursuant to the Stock Purchase Agreement entered into on December     , 2006 between Assignor and Assignee (the “Stock Purchase Agreement”), Assignor has agreed to assign its interest in the Directors’ Shares to Assignee in return for the Purchase Price and other good and valuable consideration (as set forth in the Stock Purchase Agreement); and

WHEREAS, Assignor has agreed to make the assignment described herein upon the terms and subject to the conditions contained herein and in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements herein, Assignor hereby agrees with Assignee as follows:

FIRST: All capitalized terms used in this Agreement which are defined in the Stock Purchase Agreement and which are not otherwise defined herein shall have the same meanings set forth therein.

SECOND: Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s rights and interest in and to the Directors’ Shares as more fully set forth in Schedule I of the Stock Purchase Agreement.

THIRD: This Agreement shall be deemed to constitute an absolute assignment to Assignee of Assignor’s rights and interest in and to the Directors’ Shares. The assignment of the rights and interest in the Directors’ Shares hereunder shall become effective automatically, without necessity of any further act by Assignee.

FOURTH: No amendments to any provision of this Agreement shall be effective unless it is in writing and signed by Assignor and Assignee, and no waiver of any provision of this Agreement and no consent to any departure by Assignor therefrom, shall be effective other than in the specific instance and/or the specific purpose for which given.

FIFTH: No failure on the part of Assignor or Assignee to exercise and no delay in exercising any right hereunder or under the Stock Purchase Agreement shall operate as a waiver thereof; nor should any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

SIXTH: Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be in effect to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any jurisdiction.

SEVENTH: This Agreement shall be conveyed and construed in accordance with the laws of the Commonwealth of Puerto Rico.

EIGHTH: In the event further acts are required from Assignor, he agrees to execute whatever additional documents may be necessary or convenient to implement the assignment herein made.

IN WITNESS WHEREOF, Assignor has executed and delivered this Agreement and Assignee has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first written above.

ASSIGNEE:

TRIPLE-S MANAGEMENT CORPORATION

By:
Name:
Title:

ASSIGNOR:

GREAT AMERICAN FINANCIAL RESOURCES, INC.

By:
Name:
Title:

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